Exhibit 99.1

ROCKY MOUNTAIN CHOCOLATE FACTORY ANNOUNCES RETIREMENT OF GREGORY L. POPE,

SENIOR VICE PRESIDENT – FRANCHISE DEVELOPMENT

Durango, Colorado--(GLOBE NEWSWIRE) – May 8, 2023) - Rocky Mountain Chocolate Factory, Inc. (NASDAQ: RMCF) (the "Company," "we" or "RMCF"), an international franchiser and manufacturer of gourmet chocolates and other confectionary products, today announced the retirement of Gregory L. Pope, Senior Vice President – Franchise Development, effective May 3, 2023.

The Company has begun a nationwide search to secure a new franchise leader. Mr. Pope has agreed to serve as a consultant to the Company until December 31, 2023.

Mr. Pope has been an instrumental part of the Company since joining in October 1990. He worked in a variety of store-related functions including store openings, store management, and franchise consultancy. In 1996, he was appointed Director of Franchise Development and Support, named Vice President of Franchise Development in 2001, and promoted to Senior Vice President in 2004.

“I thank Greg for his meaningful contributions to the Company these past 33 years,” said Chief Executive Officer Rob Sarlls. “His leadership was critical during the Company’s most expansive phase of our franchise system. His dedication to the brand and the Company is unparalleled, and well noted by colleagues both in the Company and in the franchise world. We are grateful he has agreed to assist the Company until we can seamlessly pass the baton to a new leader,” Mr. Sarlls concluded.

“It’s been a blessing and honor to be part of the Rocky Mountain Chocolate Factory family these many years,” said Mr. Pope. “I’m thankful for the opportunity to be associated with so many talented and dedicated people and pleased to assist the Company during this interim period. I am excited for the Company and confident that its next generation of leadership will positively position RMCF well into the future. Although I am ready to retire, I look forward to contributing until the Company secures new franchise leadership.”

About Rocky Mountain Chocolate Factory, Inc.

Rocky Mountain Chocolate Factory, Inc., (the "Company"), ranked number one on Newsweek's list of "America's Best Retailers 2022" in the chocolate and candy stores category, is headquartered in Durango, Colorado. The Company is a leading international franchiser of gourmet chocolate and confection, manufacturing an extensive line of premium chocolates and other confectionery products. The Company, its subsidiaries, franchisees and licensees currently operate over 255 Rocky Mountain Chocolate Factory stores across the United States, the Republic of Panama, and the Republic of the Philippines. The Company's common stock is listed on the Nasdaq Global Market under the symbol "RMCF.”

Media Contact

Rob Swadosh
SwadoshGroup
908-723-2845
Rob.swadosh.swadoshgroup@gmail.com

Investor Contact

Sean Mansouri, CFA
Elevate IR
720-330-2829
RMCF@elevate-ir.com